EXHIBIT 5.1

August 23, 2006

Pinnacle Data Systems, Inc.

6600 Port Road

Groveport, Ohio 43125

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 24, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of the issuance of 2,299,268 shares (the “Shares”) of common stock, no par value, upon exercise of options granted under the 2005 Equity Incentive Plan (the “Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the proposed sale and issuance of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in the manner referred to in the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

Very truly yours,

SCHOTTENSTEIN, ZOX & DUNN CO., LPA

/s/ Schottenstein, Zox & Dunn Co., LPA